                        As Filed with the United States
             Securities and Exchange Commission on November 13, 2002

                                                      Registration No. 333-85692



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                     INTERDIGITAL COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           PENNSYLVANIA                                   23-1882087
   (State or Other Jurisdiction                        (I.R.S. Employer
        of Incorporation or                             Identification
           Organization)                                    Number)

                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
              (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

           Lawrence F. Shay, Esq., General Counsel and Vice President
                     InterDigital Communications Corporation
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------

                  Approximate date of commencement of proposed sale to public:
                  As soon as practicable after the effectiveness of this Registration Statement.

                                 ---------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         InterDigital Communications Corporation (the "Registrant" or the "Company") hereby amends this registration statement (the "Registration Statement") on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Subject to Completion
                 Preliminary Prospectus dated November 13, 2002

PROSPECTUS

                     INTERDIGITAL COMMUNICATIONS CORPORATION

         This Prospectus relates to the resale by the Selling Shareholders of a total of 285,250 shares of Common Stock, $.01 par value per share (the "Common Stock") of InterDigital Communications Corporation (the "Company", "we", "us" or "our") which may be issued by the Company upon the exercise of outstanding warrants (the "Warrants") to purchase shares (the "Shares") of Common Stock at a per share exercise price ranging from $5.50 to $7.625. The issuance of the Shares upon exercise of the Warrants is not covered by this Prospectus, but rather only the resale of such Shares. See "Selling Shareholders."

         There is no assurance that any of the Warrants will be exercised, and therefore there are no assurances that the Company will receive any proceeds hereunder. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders. See "Selling Shareholders."

         The Selling Shareholders and any broker executing selling orders on their behalf may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, (the "Securities Act") in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 4.

         The Shares offered by the Selling Shareholders hereby will be sold at market prices on the Nasdaq National Market or in private sales at prevailing market prices or negotiated prices. The Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq National Market transactions. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "IDCC." On November 12, 2002, the last reported price of the Company's Common Stock as reported by the Nasdaq Stock Market was $14.19 per share.



                 The date of this Prospectus is _________, 2002

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.





                               -------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
TABLE OF CONTENTS..............................................................2
THE COMPANY....................................................................3
RISK FACTORS...................................................................4
AVAILABLE INFORMATION.........................................................18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................19
SELLING SHAREHOLDERS..........................................................19
PLAN OF DISTRIBUTION..........................................................20
LEGAL MATTERS.................................................................21
EXPERTS.......................................................................21

                                   THE COMPANY

         We specialize in the architecture, design and delivery of wireless technology and product platforms. Our current technology development programs are focused on creating intellectual property and hardware and software products for the WCDMA specifications of the 3G standard. WCDMA is comprised of two wideband technologies: FDD and TDD. (Please refer to the Glossary of Terms, beginning on page 14, for a list and detailed description of the various technical, industry and other defined terms that are used in this Prospectus.) Over the course of our corporate history, we have amassed a substantial and significant library of digital wireless systems experience and know-how and we hold an extensive worldwide portfolio of patents in the wireless systems field.

         We market our technologies and solutions capabilities primarily to telecommunications equipment producers and related suppliers. Our inventions are embedded into products targeted for the following wireless telecommunications applications: mobile phones, personal digital assistants, mobile computing devices, other terminal-end wireless devices, base stations and other infrastructure equipment. In addition, we license our patents to equipment manufacturers worldwide. We are continuing to broaden and deepen our extensive patent portfolio and body of technical know-how related to wireless technologies and systems through continuous invention and innovation, while also linking our licensing activities to emerging product development efforts, particularly in those areas related to WCDMA standards.

         We develop advanced wireless technologies and products that facilitate voice and data communications. We are currently developing WCDMA FDD and WCDMA TDD technology platforms. Our strategic objective is to create substantial long-term value as one of the leading developers and providers of advanced air-interface and full SOC technology for the wireless communications industry. We expect to create a return on our investment in 3G technologies through technology transfer to customers, the delivery (either alone or through alliances) of software and hardware products and the licensing of our intellectual property worldwide. The development of advanced wireless technologies focused on market requirements is a fundamental element of our future strategic success and is key to achieving these goals.

         For the past ten years, we have been intensively involved in a comprehensive patent licensing program with the ultimate objective of realizing licensing revenues from use by third parties of inventions covered by ITC's patent portfolio. ITC offers non-exclusive, royalty bearing patent licenses to telecommunications manufacturers that manufacture, use or sell, or intend to manufacture, use or sell, equipment that utilizes our extensive portfolio of intellectual property. ITC has entered into 30 license agreements with 26 manufacturers, covering the manufacture, sale and use of products complying with 2G and/or 3G standards. Our license agreements are made on a paid-up, prepaid, or current royalty bearing basis, or a combination thereof. Prepayments are generally made as advances against payment of future royalties. As sales of covered products are made, the royalties due are calculated and either applied against any prepayment, or paid in cash. Sometimes, the royalties due are applied in full against the prepayment while other times they are applied in partial satisfaction (e.g., 40%). In the latter case, a royalty would be due for the remaining amount not applied against the prepayment (e.g., 60%). Royalties on sales of covered products under the license agreement are payable or exhausted against prepayments based on the royalty formula applicable to the particular license agreement. These formulas include flat dollar rates per unit, percentage of sales, percentage of sales with caps, and other similar measures. The formulas can also vary by other factors including territory, covered standards, quantity, and dates sold.

         In earlier years, the Company developed intellectual property relating to 2G technologies. As a result, earlier licensing agreements cover the 2G patents generated from such technology development. ITC continues to seek to license its 2G patents as such patents have not expired and 2G products are predominant in today's market. However, the Company also has a significant number of patents related to 3G technologies, and its continuing to develop 3G technology, leading to the filing of additional 3G patent applications. Therefore, ITC's licensing efforts have expanded to cover its 3G patent rights.

         The mailing address and telephone number of our principal executive offices is as follows:

                     InterDigital Communications Corporation
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800

                                  RISK FACTORS

         This section highlights specific risks with respect to an investment in our Company. In analyzing this offering, prospective purchasers should carefully consider these risks. We caution you that this Prospectus, as well as the documents that we have filed with the Commission that are incorporated by reference in this Prospectus, contain forward-looking statements that are based on management's beliefs and assumptions and on information that is currently available to us. You should carefully consider the risks and uncertainties described below and in the documents filed with the Commission that are incorporated herein by reference before purchasing the Common Stock.

         Forward-looking statements relied upon by management reflect, among other things, our current intentions and plans or expectations (i) to broaden our patent portfolio and body of technical know-how, (ii) to link our licensing activities to emerging product development efforts, (iii) to deliver (either alone or through alliances) software and hardware products, and (iv) to engage in technology transfers and license our intellectual property worldwide. Words such as "objective", "intend", and "expect", variations of such words, and words with similar meaning or connotations are intended to identify such forward-looking statements.

         Such statements are subject to risks and uncertainties. We caution readers that important factors in some cases have affected and, in the future, could materially affect actual results and cause actual results to differ materially from the results expressed in any such forward looking statement. You should not place undue reliance on these forward-looking statements, which apply on or as of the date of this report. Certain of these risks and uncertainties are described in greater detail in the Company's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002. It should also be noted that risks described as affecting one forward-looking statement may affect other forward-looking statements. In addition, other factors may exist that are not fully known to us at this time. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Use of Arthur Andersen LLP as Our Independent Auditor May Pose Risks
To Us and Limit Your Ability to Seek Potential Recoveries From Them Related to Their Work

         Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security interest pursuant to such registration statement (unless it is proved to be that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On April 16, 2002, we announced that we had made a determination to engage PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent public accountants and no longer engage Arthur Andersen LLP ("Arthur Andersen") in such capacity. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2001, have been audited by Arthur Andersen, as stated in their report dated February 14, 2002, included in our Form 10-K for the year ended December 31, 2001, which is incorporated by reference in the Registration Statement. Prior to the date of this Prospectus, the Arthur Andersen engagement partner and engagement manager who reviewed our most recent audited financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statement of its audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file the Registration Statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under
Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

Our Technologies May Not Be Widely Deployed

         Our activities are focused on next-generation technologies and products and therefore begin as research and development work. Accordingly, we are subject to the risks typically associated with such activities. New technological innovations generally require a substantial investment before they are commercially viable, and we may make substantial, non-recoverable investments in new technologies that may not result in meaningful revenues. For example, in order to generate revenues and profits from sales of 3G Products, we must continue to make substantial investments and technological innovations. A significant assumption in our strategic plan is that WCDMA will be widely deployed in the 3G market (i.e., the market for advanced mobile wireless products and services). WCDMA may not be deployed as widely as we expect which could reduce revenue opportunities. A second significant assumption in our strategic plan is that TDD will be adopted and widely used in the 3G market. While our inventions and know-how can apply across a broad range of technologies, our detailed technology and development efforts are primarily focused on WTDD and FDD. Other digital wireless technologies, particularly CDMA2000, FDD multi-carrier CDMA technology, W-LAN, FDD used in data applications, FDD high speed downlink packet access, and NTDD are expected to be competitive with WTDD. CDMA2000 has been deployed in parts of Asia and the United States, and such deployment could cause CDMA2000 to gain significant market share and reduce the opportunities for WCDMA. W-LAN, which enables users to connect laptops and personal digital assistants to the Internet, is already being marketed worldwide and is competitive with TDD. If the initial deployment of FDD for data applications obtains significant market share, or if FDD high speed downlink packet access gains market acceptance, the niche targeted for WTDD could be reduced or eliminated. All of these competing technologies also could impair multi-vendor and operator support for WTDD, key factors in defining opportunities in the wireless market. There can be no assurance that our technology will ultimately have market relevance or be selected by wireless service providers for their networks or equipment manufacturers. If we determine that WTDD will not be adopted at all or in a time period we expect, or adopted in a manner which justifies our continuing investment in the technology, we may change our strategic plan to reduce or eliminate such continuing investment and/or to capture more lucrative market opportunities. Additionally, if WTDD is not adopted and widely used, our strategic plan will require a significant shift and a portion of our anticipated revenue may not materialize.

Our Future Operating Results are Likely to Fluctuate

         Our financial condition and operating results have fluctuated significantly in the past and may fluctuate significantly in the future. These operating results may continue to fluctuate because (i) our markets are subject to increased competition from other products and technologies and announcements of new products and technologies by our competitors; (ii) it is difficult to predict the timing and amount of licensing revenue associated with past infringement and new licenses, or the timing, nature or amount of revenues associated with strategic partnerships; (iii) we may not be able to enter into additional or expanded strategic partnerships or license agreements, either at all or on acceptable terms; (iv) the strength of our patent portfolio could be weakened through patents being declared invalid, our claims being narrowed, design-arounds, changes to the standards, and adverse court decisions; and (v) our revenues are in large part dependent on sales by our licensees which is outside of our control. General economic and other conditions causing a downturn in the market for our products in development or technology could also adversely affect our operating results. Nevertheless, we base our decisions regarding our operating expenses and capital expenditures on a combination of current cash balances, anticipated cash flow trends and the level of expenditures required to execute our strategic plan. Because the base level of many of our expenses is relatively fixed, variations in revenue from a small number of customers could cause our operating results to vary from quarter to quarter and result in operating income or losses. In addition, increased expenses which could result from factors such as increased litigation costs or actions designed to keep pace with technology and product market targets could adversely impact near-term operating results. The foregoing factors are difficult to forecast and these, as well as other factors, could adversely affect our quarterly or annual operating results.

We Have Substantial Global Competition

         Competition in the wireless telecommunications industry is intense. There can be no assurance that we will be able to successfully compete in our efforts to license our technology and/or sell our future products, or that our competitors will not develop new technologies and products that are more commercially effective than our own. Our products and services face competition from existing companies providing services comparable to ours and companies developing and marketing other digital and wireless technologies. We face competition from the in-house development teams at semiconductor corporations and telecommunication equipment suppliers. It is also possible that new competitors may enter the market. Many current and potential competitors may have advantages over us, including (a) existing royalty-free cross-licenses to competing and emerging technologies; (b) longer operating histories and presence in key markets; (c) greater name recognition; (d) access to larger customer bases; and (e) greater financial, sales and marketing, manufacturing, distribution channels, technical and other resources. As a result of these factors, these competitors may be more successful than us. In addition, the slowdown in the global economy and anticipated rollout of 3G has forced, and may continue to force, realignment within the semiconductor industry. Such vertical and horizontal consolidation could result in increased competition for partnership opportunities.

We Need to Effect Further Technology and Product Development in a Timely Manner

         Our future success will depend on our ability to continue to develop, introduce and sell new products, technology and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, satisfy varying customer requirements, price our products competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our products and technology currently under development obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technology in commercial quantities, our competitive position could be damaged.

         Our positioning for the 3G market will require continued significant investment in research and development. We cannot be sure that we will have sufficient resources to make such investments, that we will be able to make the technological advances necessary to achieve these goals, or that the costs associated with such efforts will be acceptable. Our business, financial condition and operating results could be materially adversely affected if we are unable to respond to the need for technological change or if these products or technologies do not achieve market acceptance when released.

         We may experience technical, financial or other difficulties or delays related to the further development of our technologies. Delays can be costly, and if such development efforts are not successful or delays are serious, our existing and potential strategic relationships could suffer or these strategic partners could be hampered in marketing efforts of products containing our technologies. We could experience reduced royalty revenues on such organizations' products containing our technology and/or we could miss a critical market window. Further, failure to meet material obligations under our existing or potential contracts could result in the other party terminating the relationship and/or seeking to hold us liable for breach. Moreover, our technologies are in the development stage, and have not been fully tested in commercial use. It is possible that they may not perform as expected or may not be market relevant. In such case, our business, financial condition and operating results could be adversely affected.

Our Markets are Unpredictable and Subject to Rapid Technological Change

         2G products and services were introduced in the early 1990s, taking advantage of new digital technology that greatly increased the capacity, quality of service and flexibility of wireless networks. In 2001, 2.5G systems (such as GPRS) began to be deployed offering substantially higher data rate services. Deployment of 3G services is in its early stages, and is expected to allow operators to take advantage of additional spectrum and, through the use of higher data speeds, deliver richer voice and data applications to their customers.

         We are positioning our current development projects for the emerging 3G market. These projects do not have direct bearing on the 2.5G or any other market which might develop after the 2G market but prior to the development of the 3G market. The 3G market has and may continue to develop at a slower rate or pace than we have and do expect and may be of a smaller size than we expect. For example, the potential exists for 3G preemption by the hangover of 2.5G solutions now being bought, tested and fielded. In addition, there could be fewer applications for our technology and products than we expect. Economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G infrastructure and mobile products, continued growth in telecommunications services that would be delivered on 3G devices, and availability of capital for and the high cost of infrastructure improvements could also affect the rate and pace of 3G market development. Failure of the 3G market to materialize to the extent or at the rate which we expect would reduce our opportunities for sales and licensing and could materially adversely affect our business, financial condition and operating results.

         The entire wireless communications market in which we compete is characterized by rapid technological change, frequent product introductions and evolving industry standards. Existing technology and products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. As a result, marketability and the potential life cycles of the products and technologies that we are developing cannot be assured and are difficult to estimate. In addition, new industry standards, falling prices or technology changes may render the products and/or technologies obsolete or non-competitive. New technologies and products can fail to become commercially viable due to lack of market relevance. To be successful, we must continue to develop new products and technologies that successfully respond to such changes. We may not be able to successfully predict the market or form strategic relationships, either at all or on acceptable terms, to enable us to develop such new products and technologies. Even if we do, we may not be able to introduce such products or technologies successfully in a timely manner. Missing a critical market window could reduce or eliminate our ability to capitalize on the technology and products as to which the window applies.

We Have Arrangements with Third Parties Which Could Expire, Adversely Affecting Our Cash Flow And Our Ability to Achieve or Sustain Acceptable Levels of Profitability

         Revenues attributable to Nokia, a strategic engineering partner, comprised approximately 42% of total revenue in 2001. In the third quarter of 2001, we amended our development program agreement with Nokia to, among other things, provide for Nokia's funding of the project up to a maximum of approximately $58 million. Under the amendment, generally, Nokia is obligated to pay for the work based on negotiated commercial rates and to reimburse certain expenses, all up to a maximum of approximately $58 million. Nokia is obligated to pay the maximum amount when billable amounts equal or exceed the maximum amount and we effect certain deliverables to Nokia. We are obligated to complete the scope of work at our own expense to the extent that billable amounts exceed the maximum. Previous to the amendment, revenue had been reported on a time and materials basis and we had billed Nokia approximately $46 million under the contract leaving approximately $12 million of revenue to be recognized. After the amendment, we recognize revenue under the contract on a percentage of completion basis. Of the $12 million remaining under the contract after the amendment, approximately $6.2 million was recognized in 2001, and we expect to recognize a substantial portion of the balance of $5.8 million in 2002. The Nokia development project ends when the contractual scope of work has been completed, which we currently expect to occur in 2003. Certain royalty-free licenses granted under the contract continue after the development work has been completed. We have not, at this time, entered into any arrangements with Nokia to extend the work covered by this development project and there should be no expectation that we will do so in the future. Although our costs associated with the development effort have exceeded the maximum funding committed by Nokia, we are continuing the development effort needed to complete our contractual commitments on a self-funded basis. This could adversely affect both our cash flow and our ability to achieve acceptable levels of profitability, especially if such costs are greater than currently anticipated. Although cash receipts from Nokia attributable to the development project were used to fund the development work, other cash and cash equivalents on hand are enabling us to complete the project and redirect certain of our resources to self-funded development work. In addition, we have continued to explore potential strategic relationships with third parties involving development and/or productization of 3G wireless technologies. As the Nokia development project winds down, we intend to continue our operations as a developer of wireless technology and a licensor of intellectual property.

         Revenues attributable to Sharp, one of our patent licensees, comprised approximately 30% of total revenue in 2001. Revenues through June 30, 2002 have continued at approximately the same rate. Our TDMA patent license agreement with Sharp is royalty-bearing, non-exclusive, and generally non-transferable. It covers Sharp's sale of PDC and PHS products on a world-wide basis through mid 2003, at which time it expires unless extended. Although we intend to seek to extend the term of this license with Sharp, there can be no assurance that we will be successful, either at all or on favorable or comparable terms. Since this license is non-exclusive, we are not restricted from licensing the same patents to multiple licensees and potential licensees. In addition, the enforceability of our other license agreements would not be affected in the event of a termination of the Sharp TDMA patent license. Expenditures relating to this patent license have been minimal, being predominantly administrative in nature. Further, cash receipts attributable to our TDMA patent license with Sharp have been used for general corporate purposes, as opposed to any particular program, expense or initiative. However, if we are not able to secure sufficient cash flow or revenues from alternative sources and, at the same time, maintain or increase current company expenditure levels, the inability to extend this patent license could materially adversely affect both our cash flow and our ability to achieve or sustain acceptable levels of profitability for the years beyond 2003.

         The Company is also a party to an additional patent license agreement with Sharp covering Sharp's sale of GSM, N-CDMA and 3G Products on a world-wide basis. This patent license agreement is royalty-bearing, non-exclusive, generally non-transferable and expires upon the last to expire of the patents licensed under the agreement. No revenues were generated under this patent license agreement through the end of 2001. Revenues through June 30, 2002 associated with this patent license agreement were minimal. Since this license is non-exclusive, we are able to license the same patents to multiple licensees and potential licensees. Cash receipts attributable to this patent license agreement with Sharp have been used for general corporate purposes, as opposed to any particular program, expense or initiative. Expenditures relating to this patent license have been minimal, being predominantly administrative in nature.

We Rely and Intend to Rely on Relationships with Third Parties.

         The successful execution of our strategic plan is partially dependent on the establishment and success of relationships with equipment producers and other industry participants. Our plan contemplates that these third parties will give us access to product capability, markets and additional libraries of technology. We currently have a limited number of such third party relationships. To date we have not entered into any semi-conductor partnership relating to our TDD technology. We have only one semi-conductor partner in our FDD technology development effort, Infineon, and if we commence a FDD Access Stratum development effort with another semiconductor company for terminal unit applications, Infineon may engage a third party for the development or modification of a new FDD Access Stratum. Our failure to enter into such additional relationships, either on acceptable terms or at all, or our failure to successfully execute such relationships, could impair our ability to introduce portions of our technology and resulting products. In addition, delays in entering into such relationships could cause us to miss critical market windows. Further, the failure to maintain existing relationships and to establish new relationships, all on satisfactory terms with capable partners, could also adversely affect our future operating results.

         Our ability to derive revenues from our FDD development project is currently largely dependent on Infineon's success in developing the integrated circuits that incorporate the Joint 3G Protocol Stack, and on Infineon's and our success in marketing and selling the Joint 3G Protocol Stack independently. We may independently market and use our own portions of the Joint 3G Protocol Stack being jointly developed with Infineon. Other anticipated benefits of the Infineon relationship may be impacted by economic conditions affecting semi-conductor companies in general and their ability to compete effectively, Infineon's financial condition and engineering resources, and the market timing and technological success of the Infineon platform upon which our designs are based.

         From time to time, certain companies may also assert that their patent, copyright and other intellectual property rights are also important to the industry or to us. In that regard, from time to time third parties provide us with copies of their patents relating to digital wireless technologies and offer licenses to such technologies. We in turn evaluate such patents and the advisability of obtaining such licenses. If any of our products were found to infringe on protected technology, we could be required to redesign such products, license such technology, and/or pay damages to the infringed party. If we are unable to license protected technology used in our products and/or if we cannot economically redesign such products, we could be prohibited from marketing such products. In such case, our prospects for realizing future income could be adversely affected.

Our Revenue in the Short and Long Term Depends Upon Our Success in Enforcing Patent Rights and Protecting Other Intellectual Property

         Our strategic plan depends, over the next several years, upon our continued ability to generate patent licensing revenue related to the sale by third parties of handsets and infrastructure compliant with the TDMA digital cellular standards in use today among them GSM, IS-54/136, PDC and PHS. Our ability to collect such revenue is subject to a number of risks. First, major telecommunications equipment manufacturers have challenged, and we expect will continue to challenge, the validity of ITC's patents. In some instances, certain of ITC's patent claims have been declared invalid or substantially narrowed. While ITC continues to maintain a worldwide portfolio of patents that it believes are valid and infringed, and while we intend to vigorously defend and enforce such patents, we cannot assure that the validity of our patents will be maintained or that any of our key patents will be determined to be applicable to any 2G or 3G product. Any significant adverse finding as to the validity or scope of ITC's key patents could result in the loss of patent licensing revenue from existing licensees and could substantially impair our ability to secure new patent licensing arrangements. Additionally, while we license a portfolio of patents, our 2G licensing revenues are expected to be impacted negatively over time by the decline of the 2G market coupled with the expiration of certain of our TDMA patents in the coming years.

         In the long term, our strategic plan depends upon our ability to generate patent licensing revenue from the sale by third parties of 3G Products. Our ability to generate such revenue is subject to certain risks. First, many of the inventions which we believe will be employed in 3G Products are the subject of patent applications which have not yet been issued by the relevant patent reviewing authorities. While we intend to vigorously defend such patents, we cannot assure that these patent applications will be granted or that the resulting patents will be infringed by 3G Products. Second, we expect that the validity of our patents will be challenged, and that we will be required to enforce our patents against parties that refuse to take a license under our patents. While we intend to vigorously defend and enforce our patents, we cannot assure that the validity of our patents will be maintained or that any of our patents will be determined to be applicable to any 3G Product. Finally, our ability to generate 3G patent licensing revenue is dependent on our licensees' success in selling 3G Products. This, in turn, may be affected by many other factors, which are described in this "Risk Factors" section, including global economic conditions, buying patterns of end users, competition and the changing technology and market landscapes.

         In addition, the cost of defending our intellectual property has been and may continue to be significant. Litigation may be required to enforce our intellectual property rights, protect our trade secrets, enforce confidentiality agreements, or determine the validity and scope of proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and/or incur substantial unexpected operating costs. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention which, in turn, could negatively impact our results of operations. Moreover, third parties could circumvent the patents held by our wholly-owned subsidiary, ITC, through design changes. Any of these events could adversely affect our prospects for realizing future income.

         Together with ITC, we are currently engaged in a significant patent infringement litigation with Ericsson, Inc. (Ericsson) over certain of ITC's patents. During the course of this litigation (or a future yet unidentified and unfiled litigation, should such litigation arise), certain of ITC's key patents could be found to be invalid or not infringed or its patent claims could be narrowed. Any such adverse finding as to the validity or scope of ITC's key patents could result in the loss of patent licensing revenue from existing licensees and could substantially impair our ability to secure new patent licensing arrangements.

Our License Agreements Contain Provisions which Could Impair Our Ability to Realize Licensing Revenues

         Certain of our licenses contain provisions which could cause the licensee's obligation to pay royalties to us to be reduced, terminated or suspended for an indefinite period, with or without the accrual of the royalty obligation. In addition, certain of our licensees had, in the past, stated, among other things, that the outcome of a prior litigation over ITC's patents materially impacted the royalties due under their license agreements and have refused to pay royalties under their license agreements. While we believe that these positions have been meritless, similar positions could be asserted in the event that a licensee's obligation to pay royalties to us in the future is either terminated or indefinitely suspended, or in the event that ITC's patents are held invalid or unenforceable, and these positions could be found to have merit. The assertion or validity of such positions could interfere with ITC's ability to secure new licenses or to generate recurring licensing revenue under the existing agreements.

We Face Risks From Doing Business in Global Markets

         A significant part of our strategy involves our continued pursuit of growth opportunities in a number of international markets. In doing so, we are subject to the effects of a variety of uncontrollable and changing factors, including: difficulty in protecting our intellectual property in foreign jurisdictions; inability to enter foreign markets; government regulations, tariffs and other applicable trade barriers; currency control regulations; social, economic and political instability; natural disasters, acts of terrorism and war; potentially adverse tax consequences; inability to enforce contractual commitments abroad; and general delays in remittance and difficulties of collecting non-U.S. payments. In addition, we are also subject to risks specific to the individual countries in which our customers, our licensees and we do business.

         A long lasting downturn in the global economy that impacts the wireless communications industry could negatively affect our revenues and operating results. The global economy is in a slowdown that has had wide-ranging effects on our licensees and the markets that we target, particularly wireless equipment manufacturers and network operators. In particular, recent economic weakness in Japan, from which a significant portion of our 2001 revenue was derived, may continue to lead to decreased sales by current and prospective licensees. This downturn has had and is expected to continue to have a negative effect on, among other things, the ability and willingness of companies to invest in technological and product development, and the sales of our licensees (which, in turn, affects our revenues). We cannot predict the depth or duration of this downturn, and if it grows more severe or continues for a long period of time, our ability to increase or maintain our revenues and other operating results may be impaired.

Consolidations in the Wireless Communications Industry Could Adversely Affect Our Business

         The wireless communications industry has experienced consolidation of participants, and this trend may continue. ITC's licensing opportunities are affected by the increasing concentration of the wireless industry, particularly as to infrastructure, which results in a substantial portion of the licensing opportunities being concentrated in a small number of non-licensed manufacturers, many of whom are opposing the validity of ITC's patents in multiple forums. In addition, certain business combinations may result in the loss or diminution of existing royalty obligations. Further, if wireless carriers consolidate with companies that utilize technologies competitive to our technologies, we may lose market opportunities.

We Depend on Sufficient Engineering Resources

         Competition for qualified and talented individuals with engineering experience in emerging technologies, like WCDMA, is intense. There can be no assurance that we will be able to attract and retain a satisfactory number of such individuals. The failure to attract and retain highly qualified personnel could interfere with our ability to undertake additional technology and product development efforts as well as our ability to meet our strategic objectives.

Market Predictions are Forward-Looking in Nature

         Our market strategy is based on our own predictions and on analyst, industry observer and expert predictions, which are forward-looking in nature and are inherently subject to risks and uncertainties. The validity of their and our assumptions, the timing and scope of the 3G market, economic conditions, customer buying patterns, timeliness of equipment development, pricing of 3G Products, growth in wireless telecommunications services that would be delivered on 3G devices, and availability of capital for infrastructure improvements could affect these predictions. If any of these predictions are wrong, our strategic plan may require a significant shift and our operating results could be adversely affected.

We Face Risks from Terrorist, Cyber and Other Attacks

         None of our properties or data were damaged or compromised as a result of the terrorist attacks that occurred in the United States on September 11, 2001. Our operations during the period that followed suffered only minor disruption such as delayed travel. However, we could be impacted, in the future, by a terrorist, cyber or other attack either directly or indirectly through our customers or vendors.

If Wireless Handsets Pose Health and Safety Risks, Demand for Our Products in Development and Those of Our Licensees and Customers Could Decrease

         Media reports and certain studies have suggested that radio frequency emissions from wireless handsets may be linked to health concerns, such as brain tumors, other malignancies and genetic damage to blood, and may interfere with electronic medical devices, like pacemakers, telemetry and delicate medical equipment. If concerns over radio frequency emissions grow, this could discourage the use of wireless handsets, and cause a decrease in demand for our products and those of our licensees and customers. There are also some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that may be adopted in response to these risks could reduce demand for our products in development and those of our licensees and customers.

Our Stock Price is Volatile

         Historically, market prices for securities of companies involved in the wireless telecommunications industry have been volatile. In addition, market prices for the Common Stock have historically been particularly volatile due, in part, to the Company's history of quarterly fluctuations of revenues and operating results. Announcements of, among other things, technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary technologies, results of patent enforcement activities, regulatory developments in both the United States and other countries, and global and national economic and political factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.

                                GLOSSARY OF TERMS

Access Stratum
Layers of a software stack used by devices to gain access to a network.

Air Interface
The modulation standard of a wireless network that defines the wireless interface between a terminal unit and the base station.

Bandwidth
A range of frequencies that can carry a signal on a transmission medium, measured in Hertz and computed by subtracting the lower frequency limit from the upper frequency limit.

Base Station
The central radio transmitter/receiver that maintains communications with subscriber -equipment sets within a given range (typically, a cell site).

CDMA
"Code Division Multiple Access". A method of digital spread spectrum technology wireless transmission that allows a large number of users to share access to a single radio channel by assigning unique code sequences to each user.

CDMA2000
A family of IMT-2000 standards, as amended, which evolved from narrowband CDMA technologies (i.e., IS-95 and cdmaOne) and, include without limitation CDMA2000 1X, CDMA 1X EV-DO, CDMA-2000 1X_EV-DV and CDMA2000 3X.

Chip
An electronic circuit that consists of many individual circuit elements integrated into a single substrate.

Digital
Information transmission where the data is represented in discrete numerical form.

Duplex
A characteristic of data transmission; either full duplex or half duplex. Full duplex permits simultaneous transmission in both directions of a communications channel. Half duplex means only one side can transmit at a time.

FDD
"Frequency Division Duplex". A duplex operation using a pair of frequencies, one for transmission and one for reception.

Frequency
The rate at which an electrical current alternates, usually measured in Hertz.

GPRS
"General Packet Radio Systems". A packet-based wireless communications service that enables high-speed wireless Internet and other data communications via GSM networks.

GSM
"Global System for Mobile Communications". A digital cellular standard, based on TDMA technology, specifically developed to provide system compatibility across country boundaries.

Hertz
The unit of measuring radio frequency (one cycle per second).

High Speed Downlink Packet Access
A high speed means of transmitting data from a 3G WCDMA communications infrastructure to compatible terminal equipment.

ITC
"InterDigital Technology Corporation", our wholly-owned Delaware subsidiary.

IS-54
The original TDMA digital cellular standard in the United States. Implemented in 1992 and then upgraded to the IS-136 digital standard in 1996.

IS-136
A United States standard for digital TDMA technology.

Joint 3G Protocol Stack
The FDD software for Terminal unit applications to be developed under our co-development agreement with Infineon.

MHz
"MegaHertz", millions of Hertz.

Multi-carrier
The use of multiple carrier channels to support the transmission of traffic.

Multiple Access
A methodology (e.g., FDMA, TDMA, CDMA) by which multiple users share access to a transmission channel. Most modern systems accomplish this through "demand assignment" where the specific parameter (frequency, time slot, or code) is automatically assigned when a subscriber requires it.

NTDD
Narrowband, low chip rate, TDD.

PDC
"Personal Digital Cellular". The standard developed in Japan for TDMA digital wireless mobile radio communications systems.

PHS
"Personal Handyphone System". A digital cordless telephone system and digital network based on TDMA. This low-mobility microcell standard was developed in Japan..

Platform
The base technology of a system's hardware and software that defines how the system is operated and determines other kinds of software that can be used.

Protocol
A formal set of conventions governing the format and control of interaction among communicating functional units.

2G
"Second Generation". A generic term usually used in reference to voice-oriented digital wireless products, primarily mobile handsets which provide basic voice services.

2.5G
A generic term usually used in reference to fully integrated voice and data digital wireless devices offering higher data rate services and enhanced Internet access.

SOC
"System-on-a-chip". The embodiment on a single silicon chip of the essential components that comprise the operational core of a digital system.

Standards
Specifications that reflect agreements on products, practices, or operations by nationally or internationally accredited industrial and professional associations or governmental bodies.

Technology Transfer
The sale, license or other transfer of technology rights.

Terminal
Equipment at the end of a communication circuit. Often referred to as an end-user device or handset. Terminal units include mobile phone handsets, personal digital assistants, computer laptops and telephones.

TDD
"Time Division Duplexing". A duplex operation using a single frequency, divided by time, for transmission and reception.

TDMA
"Time Division Multiple Access". A method of digital wireless transmission that allows a multiplicity of users to share access (in a time ordered sequence) to a single channel without interference by assigning unique time segments to each user within the channel.

3G
"Third Generation". A generic term usually used in reference to the next generation digital mobile devices and network, which provide high speed data communications capability along with voice services.

3G Products
Products compliant with the standards adopted for 3G.

WCDMA
"Wideband Code Division Multiple Access" or "Wideband CDMA". The next generation of CDMA technology optimized for high speed packet-switched data and high-capacity circuit switched capabilities.

Wideband
A communications channel with a user data rate higher than a voice-grade channel; usually 64kpbs to 2mbps.

Wireless
Radio-based systems that allow transmission of information without a physical connection, such as copper wire or optical fiber.

Wireless LAN (W-LAN)
"Wireless local area network". A collection of devices (computers, networks, portables, mobile equipment, etc.) linked wirelessly over a limited area.

WTDD
"Wideband TDD" or "Wideband Time Division Duplex".

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-3 with the Commission relating to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

         We are subject to the informational requirements of the Securities and Exchange Act of 1934 (the "Exchange Act"). In accordance with the Exchange Act, we file annual, quarterly and special reports and other information with the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

         You can inspect and copy the reports, proxy statements, and other information that we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission's home page on the Internet at http://www.sec.gov.

         Our Common Stock is traded as "National Market Securities" on the Nasdaq National Market. Materials that we file can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Prior to April 26, 2000, our Common Stock was listed on the American Stock Exchange. Thus, certain reports, proxy statements and other information concerning the Company previously filed may also be inspected at the offices of the American Stock Exchange, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

         In addition, we will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report for the Company's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. Such requests should be directed to InterDigital Communications Corporation, 781 Third Avenue King of Prussia, Pennsylvania 19406, Attention:
General Counsel; telephone number (610) 878-7800.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

         (a) Our Annual Report on Form 10-K for the year ended December 31,
2001;

         (b) Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

         (c) Our Current Reports on Form 8-K filed with the Commission on January 17, 2002, April 16, 2002, June 4, 2002, and July 12, 2002; and

         (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 25, 2000, together with Amendment No. 1 on Form 8-A/A filed with the Commission on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders and certain information regarding the beneficial ownership of the Company's Common Stock held by the Selling Shareholders as of March 27, 2002*, and as adjusted to reflect the sale of the shares offered by this Prospectus:


                                                                              Beneficial Ownership
                                                                                 After Offering
                                     Number of                            -----------------------------
                                       Shares                                                Percent of
                                    Beneficially          Number of                          Class (if
                                   Owned Prior to          Shares          Number of          greater
         Name                        Offering              Offered          Shares             than 1%)
        ------                    ---------------       ------------      -------------       ----------
George Calhoun                      90,000(1)           90,000(1)              --                --
LibertyView Fund, LLC               27,050(2)           27,050(2)              --                --
LibertyView Plus Fund, L.P.         88,200(3)           88,200(3)              --                --
CPR (USA) Inc., f/k/a Paresco,
Inc.(4)                            130,000(5)           80,000(6)            50,000              --


--------
         * Information regarding George Calhoun's beneficial ownership of the Company's Common Stock is current though January 31, 2002.




---------------

1. Consists of shares issuable upon the exercise of warrants to purchase such shares at an exercise price of $5.85 per share which expire on May 31, 2004.

2. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $5.50 per share which expires on December 21, 2002.

3. Consists of shares issuable upon the exercise of warrants to purchase such shares at an exercise price of $5.50 per share which expire on December 21, 2002.

4. George T. Hartigan, Richard A. Meckler and Steven S. Rogers, acting individually, and David H. Mancilla, acting jointly with either Cort Gwon or Alan M. Mark, have investment and voting control over the shares beneficially owned by CPR (USA) Inc.

5. Consists of 50,000 shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $5.50 per share which expires on December 31, 2002, and 80,000 shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $7.625 per share which expires on October 1, 2006.

6. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $7.625 per share which expires on October 1, 2006.

                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named Selling Shareholders as a gift, pledge, partnership distribution or other non-sale related transfer, after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

         The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such brokers-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. The Company has informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule 144.

         Upon the Company being notified by any of the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by any of the Selling Shareholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

                                  LEGAL MATTERS

         The validity of the Common Stock registered hereunder has been passed upon for the Company by Lawrence F. Shay, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Mr. Shay is General Counsel, Vice President and Corporate Secretary of the Company, and Mr. Shay owns 1,421 shares of Common Stock and options to purchase 50,000 shares of Common Stock.

                                     EXPERTS

         We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to our naming it in this Prospectus as having certified our consolidated financial statements for the three years ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen will not have any liability under Section 11 of the Securities Act for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen related to any such false and misleading statements and omissions may be limited.

                     InterDigital Communications Corporation






                                  -------------

                                   PROSPECTUS

                                  -------------







                                  Common Stock






                                  ______, 2002

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

             SEC registration fee                        $273.45*
             Accounting fees and expenses                $1,250**
             Legal fees and expenses                     $50,000**
             Miscellaneous                               $3,476.55

             Total                                       $55,000.00**

--------------
*  Actual
** Estimated in connection with the registration of the Shares for resale.

Item 15. Indemnification of Directors and Officers

         Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws, as amended through March 21, 2002, provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under the BCL, the Company's By-Laws provide that the Company (to the full extent permitted under the BCL) shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness. The Company's By-Laws authorize the Company to purchase and maintain insurance to insure its indemnification obligations on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against him and incurred by him or on his behalf in any such capacity.

Item 16. Exhibits

     *     5      Opinion of Lawrence F. Shay, Esq.

     *   23.1     Consent of Independent Accountants

         23.2     Consent of Lawrence F. Shay, Esq.

     *   25       Power of Attorney

--------------
* Previously filed.

Item 17. Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on November 13, 2002.




                      INTERDIGITAL COMMUNICATIONS CORPORATION



                      By:   /s/ Howard E. Goldberg
                            ----------------------------------------------------
                            Howard E. Goldberg, Director, President and Chief Executive Officer (Principal Executive Officer)



                      By:   /s/ R. J. Fagan
                            ----------------------------------------------------
                            Richard J. Fagan, Executive Vice President and
                            Chief Financial Officer (Principal Financial and Accounting Officer)

                  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.


Date:    November 13, 2002                                    *
                                            --------------------------------------------
                                            Harry G. Campagna, Chairman of the Board



Date:    November 13, 2002                  /s/ Howard E. Goldberg
                                            --------------------------------------------
                                            Howard E. Goldberg, Director, President and
                                            Chief Executive Officer


Date:    November 13, 2002                                    *
                                            --------------------------------------------
                                            D. Ridgely Bolgiano, Director



Date:    November 13, 2002                                    *
                                            --------------------------------------------
                                            Steven T. Clontz, Director



Date:    November 13, 2002                                    *
                                            --------------------------------------------
                                            Joseph S. Colson, Jr., Director



Date:    November 13, 2002                                    *
                                            --------------------------------------------
                                            Robert S. Roath, Director



                                            By: /s/ Howard E. Goldberg
                                            --------------------------------------------
                                                    * Howard E. Goldberg
                                                       Attorney-in-Fact



                                  EXHIBIT INDEX




Exhibit No.                    Description
-----------                    ------------
23.2                           Consent of Lawrence F. Shay, Esquire